Exhibit 10.25

Modification to Terms of Employment for Gary R. Enzor

December 30, 2012

Dear Gary,

To ensure continued compliance with Section 409A of the Internal Revenue Code, the following will modify your Employment Agreement dated November 3, 2004 and as amended pursuant to a letter agreement dated June 14, 2007 (the “Employment Agreement”) with Quality Distribution, Inc. (the “Company”) as follows, effective as of the date hereof:

1.	Subsection 4.2.2 is amended by deleting the last sentence thereof and by substituting the following:

Such annual cash bonus shall be paid in the year following the year in which the Termination Date occurs and at the same time such annual cash bonuses are normally paid to senior executives of the Company.

2. Subsection 4.2.3 is amended substituting the following for paragraph (i) thereof and by deleting the last sentence thereof:

(i) an annual cash bonus at target prorated from the first day of such fiscal year through the Termination Date to be paid in the year following the year in which the Termination Date occurs and at the same time annual cash bonuses are normally paid to senior executives of the Company;

3.	Subsection 4.3.1 is amended by deleting the existing provision and by substituting the following:

4.3.1 In the event of a change of control of the Company, as defined in the Option Plan, if a termination of Executive’s employment by the Company without Cause or a resignation by Executive for Good Reason occurs within one year of such change of control, Executive shall be entitled to the greater of the severance pay and benefits provided under Sections 4.2.3 and 4.2.4 thereof or the change of control benefits provided to any executive at the senior vice president level, provided that such other benefits will be paid at a time and in a form that does not violate the requirements of Internal Revenue Code Section 409A (“Section 409A”) to the extent applicable.

4.	A new subsection 4.4.2 shall be added to Section 4.4 as follows:

4.4.2 The payments and benefits set forth in Sections 4.2.3, 4.2.4 and 4.3 shall be made or begin, as applicable, within the 45-day period immediately following the Termination Date, provided that Executive has delivered an executed copy of the general release agreement described above and the seven (7) day statutory period during which Executive may revoke such general release agreement has expired before such 45th day. If such 45-day period begins in one calendar year and ends in another, then any payments or benefits that are subject to Section 409A shall be made or provided in the later calendar year.

5.	A new Section 20 shall be added to the end of the Employment Agreement as follows:

20. Section 409A.

This Agreement shall be interpreted, administered and construed to reflect the intent of the parties that all aspects of the Agreement shall, to the extent subject to Section 409A, comply with Section 409A and any regulations and other binding guidance thereunder and to avoid any adverse tax result thereunder. All payments under this Agreement are deemed to be a separate payment for purposes of Section 409A of the Code, and the right to a series of installment payments shall be treated as the right to a series of separate payments. If, and only if required by law, the Company shall not pay any amount or provide any benefit under Sections 4.2 and 4.3 until the first day of the seventh (7th) month following the Termination Date, at which time all payments that would have otherwise been made since the Termination Date shall be made. Neither the Company nor any of its Affiliates makes or has made any representation, warranty, or guarantee of any federal, state, or local tax consequences with respect to the entitlement or receipt of any benefit or payment hereunder, including but not limited to, under Section 409A of the Code, and Executive is solely responsible for all taxes, penalties and interest that may result from his receipt of the amounts payable under this Agreement.

The Company requests your signature below and your subsequent delivery of this letter agreement to the Company to evidence confirmation of your understanding of, and agreement to, the above-described changes to the terms of your employment as of December 30, 2012.

QUALITY DISTRIBUTION, INC.

By:	/s/ John T. Wilson
John T. Wilson Senior Vice President, General Counsel and Corporate Secretary

Agreed to and accepted as of the date first written above.

By:	/s/ Gary R. Enzor
Gary R. Enzor